NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger EVP-Chief Financial Officer (336) 217-4070 lisaklinger@thefreshmarket.com

The Fresh Market, Inc. Reports Fourth Quarter and Full Year Fiscal 2011 Earnings

-   Total Sales increased 13.0% for fiscal 2011 and 16.3% for fourth quarter

-   Comparable store sales increased 5.4% for the year and 7.0% for the quarter

-   Company provides guidance for fiscal 2012

GREENSBORO, North Carolina – March 7, 2012 – The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its fourth quarter and fiscal year ended January 29, 2012.

Introductory Matters

In addition to presenting the Company's financial results in conformity with U.S. generally accepted accounting principles (GAAP), we have presented our 2010 results on an “adjusted” basis in order to exclude the impact of certain charges related to our November 2010 initial public offering (“IPO”) and the tax effect of converting from an S-corporation to a C-corporation in connection with our IPO. Adjusted results are non-GAAP financial measures. The Company’s use of non-GAAP financial measures is described at the end of this press release. In addition, reconciliations of adjusted results to GAAP results are presented in the schedules to this press release.

The Company also changed its year-end from a calendar year ending on December 31, to a fiscal year ending on the last Sunday of January, commencing with its 2011 fiscal year, which ended January 29, 2012. As a result of this change, we have provided the results for the thirteen and fifty-two weeks ended January 29, 2012 (“fiscal 2011”), compared to the thirteen and fifty-two weeks ended January 30, 2011 (“fiscal 2010”). The purpose of the presentation is to provide period-to-period comparisons that are consistent and enable greater comparability in the review of our operational and financial performance. A discussion of the presentation of our quarter-by-quarter fiscal 2010 results as presented on a recast basis is referred to at the end of this release.

Financial Overview

In the fourth quarter of fiscal 2011, net sales increased 16.3% to $320.8 million and comparable store sales increased 7.0%, compared to the corresponding thirteen week period ended January 30, 2011. Our total sales for the fourth quarter of fiscal 2011 include a $1.4 million adjustment that we recorded for the initial recognition of breakage on gift cards we previously issued and sold. Net income in the fourth quarter of fiscal 2011 was $18.3 million, compared to a net loss of $22.2 million in the corresponding thirteen week period in fiscal 2010. The corresponding thirteen week period in fiscal 2010 included the impact of certain charges related to the Company’s IPO. Excluding those charges, net income in the fourth quarter of fiscal 2011 increased $3.8 million, or 26.3%, compared to adjusted net income for the corresponding thirteen week period of fiscal 2010. Diluted earnings per share in the fourth quarter of fiscal 2011 was $0.38, compared to a net loss of $0.46 per share for the corresponding thirteen week period in fiscal 2010, and increased 26.1% over adjusted diluted earnings per share of $0.30 for the corresponding period in fiscal 2010.

Fiscal 2011 net sales were $1,108.0 million, a 13.0% increase as compared to the corresponding fifty-two week period in fiscal 2010, while comparable store sales increased 5.4%. Net income increased to $51.4 million as compared to $21.3 million, which included the impact of certain IPO-related charges, in the corresponding period in fiscal 2010. Excluding those charges, net income in fiscal 2011 increased $10.2 million, or 24.7%, compared to adjusted net income of $41.2 million for the corresponding fifty-two week period in fiscal 2010. Diluted earnings per share for fiscal 2011 increased to $1.07, compared to diluted earnings per share of $0.44 for the corresponding fifty-two week period in fiscal 2010, and increased 24.6% over adjusted diluted earnings per share of $0.86 for the corresponding period in fiscal 2010.

“We are excited to report a record year for both sales and earnings,” said Craig Carlock, President and Chief Executive Officer. “Our comparable store sales grew 7.0% in the fourth quarter, making it our best quarter in five years, and we also crossed over the annual $1.0 billion sales milestone. Importantly, for fiscal 2011 we opened 13 new stores, we made investments in people, processes and systems to support our growth strategy, and despite rising food and commodity costs and the additional costs incurred related to being a publicly traded company, we were able to increase our operating margin to a very healthy 7.5%. We completed our first year as a public company right on track, growing our net income nearly 25% versus our 2010 adjusted net income and as we look at fiscal 2012 we continue to be extremely enthusiastic about our business and our growth prospects. We believe that fiscal 2012 will be another strong year with expected earnings growth of approximately 18% to 22% and impressive total revenue growth due to expected comparable sales growth of 4% to 6% and the addition of 14 to 16 new stores. Operating margin expansion of between 10 and 30 basis points is also anticipated as the Company makes operating expense investments related to its growth plans, especially its west coast expansion.”

Operating Performance

The Company had strong sales and earnings growth and improved its year-over-year comparable operating margin in the fourth quarter of fiscal 2011. Total net sales increased 16.3% to $320.8 million in the fourth quarter of fiscal 2011, and comparable store sales increased 7.0% to $288.2 million, in each case compared to the corresponding thirteen week period in fiscal 2010. The fourth quarter comparable store sales increase resulted from a 5.7% increase in the number of transactions and a 1.3% increase in average transaction size. For fiscal 2011, total net sales increased 13.0% to $1,108.0 million and comparable store sales increased 5.4% to $1,004.6 million, in each case compared to the corresponding fifty-two week period ended January 30, 2011. The fiscal 2011 comparable store sales increase resulted from a nearly even mix of a 2.6% increase in the number of transactions and a 2.8% increase in average transaction size.

The Company’s gross profit increased 18.1%, or $16.6 million, to $108.1 million in the fourth quarter of fiscal 2011, compared to the corresponding thirteen week period of fiscal 2010. For the same period, the gross margin rate increased 50 basis points to 33.7% compared to the corresponding prior year period. This increase in the Company’s gross margin rate was attributable to an increase in merchandise margin rate, primarily as a result of the recognition of gift card breakage income and a reduction in shrink expense. The gross margin rate in the fourth quarter of fiscal 2011 also benefited from slight leverage in occupancy costs, which was more than offset by deleverage in LIFO expense. LIFO expense for the fourth quarter of fiscal 2011 was $0.6 million, an increase of $0.8 million, or approximately 30 basis points as a percentage of sales, over the corresponding thirteen week period of fiscal 2010. For fiscal 2011, the Company’s gross profit increased 14.3%, or $45.8 million, to $366.9 million, compared to the corresponding fifty-two week period of the prior year. For the same period, the gross margin rate increased 40 basis points to 33.1%, compared to the prior year period. The change in the Company’s gross margin rate for fiscal 2011 was attributable to increased merchandise margin, as well as leverage in occupancy cost and supplies expense, offset by deleverage in LIFO expense. For fiscal 2011, estimated LIFO expense increased to $1.3 million from $0.5 million in the prior year period, which negatively impacted the gross margin rate by 10 basis points as a percentage of sales.

Selling, general, and administrative expenses for the fourth quarter of fiscal 2011 decreased $18.2 million to $69.0 million as compared to the corresponding thirteen week period in fiscal 2010. On a basis adjusted to exclude certain IPO-related charges from the corresponding period in fiscal 2010, selling, general, and administrative expenses for the fourth quarter of fiscal 2011 increased 18.1%, or $10.6 million, from $58.4 million in the corresponding prior period in fiscal 2010. Additionally, selling, general, and administrative expenses increased by 30 basis points as a percentage of sales to 21.5% for the period as compared to 21.2%, on an adjusted basis, for the corresponding thirteen week period in fiscal 2010. This increase in the selling, general and administrative expense rate was primarily driven by higher new store opening expenses due to the overall increase in new store openings during the fourth quarter of fiscal 2011 and slightly higher store level compensation partially offset by leverage in corporate expenses. The Company opened six stores in the fourth quarter of fiscal 2011 and did not open any new stores in the corresponding prior year period. This additional new store opening expense negatively impacted selling, general and administrative expenses as a percentage of sales by approximately 30 basis points. Additionally, corporate expenses included approximately $0.3 million in incremental new expenses attributable to the Company’s public company status, a contribution of 10 basis points of deleverage during the fourth quarter. For fiscal 2011, selling, general, and administrative expenses increased $1.1 million to $247.0 million from the fifty-two week period ended January 30, 2011. On a basis adjusted to exclude certain IPO-related charges from fiscal 2010, selling, general, and administrative expenses for fiscal 2011 increased 13.8%, or $29.9 million, from $217.1 million for the corresponding fifty-two week period in fiscal 2010. These expenses included higher corporate expenses, driven by approximately $2.3 million in new expenses attributable to the Company’s public company status and approximately $1.1 million in transaction expenses incurred in connection with the Company’s public offering of common stock in fiscal 2011, which together adversely impacted selling, general and administrative expenses as a percentage of sales by approximately 30 basis points during fiscal 2011. In addition to these higher corporate expenses, the Company also incurred incremental expenses opening new stores, which was mostly offset by an improvement in store-level and corporate compensation expense as a percentage of sales. For fiscal 2011, selling, general, and administrative expenses as a percentage of sales were 22.3% compared to an adjusted rate of 22.1% for fiscal 2010.

Operating income increased $33.9 million to $29.3 million for the thirteen weeks of fiscal 2011, compared to an operating loss of $4.6 million for the corresponding thirteen week period of fiscal 2010. On a basis adjusted to exclude certain IPO-related charges from the corresponding period in fiscal 2010, operating income increased 20.8%, or $5.0 million, from $24.2 million in the corresponding thirteen week period in fiscal 2010. On the same adjusted basis, operating income as a percentage of sales for the fourth quarter of fiscal 2011 increased 30 basis points to 9.1%, compared to the corresponding period of fiscal 2010. For fiscal 2011, operating income increased $42.0 million to $82.9 million, compared to $40.8 million in the corresponding fifty-two week period for fiscal 2010. On a basis adjusted to exclude certain IPO-related charges in fiscal 2010, operating income increased 19.0%, or $13.2 million, for fiscal 2011, as compared to $69.7 million for the corresponding fifty-two week period in fiscal 2010. As a percentage of sales, operating margin increased by 40 basis points to 7.5% for fiscal 2011, compared to operating margin, on an adjusted basis, of 7.1% for the corresponding period ending January 30, 2011. The primary driver of the increase in operating margin for the fourth quarter and full year fiscal 2011 periods was the increase in gross margin rate, along with slight leverage in depreciation expense.

Balance Sheet/Cash Flow

During the fourth quarter of fiscal 2011, the Company generated $38.1 million in cash flow from operations and invested $25.7 million in capital expenditures, of which $22.8 million related to new, relocated and remodeled stores. For fiscal 2011, the Company generated $108.5 million in cash flow from operations and invested $87.5 million in capital expenditures, with $76.3 million spent on real estate activities.

The Company’s cash balance at the end of fiscal 2011 was approximately $10.7 million, an increase of $2.8 million compared to the cash balance as of January 30, 2011. The increase was primarily attributable to cash flow from operations. Total debt at the end of fiscal 2011 was $64.0 million, down $17.9 million from a balance of $81.9 million as of January 30, 2011.

Average inventory on a FIFO basis per store at the end of fiscal 2011 increased 6.4%, compared to the corresponding period ended January 30, 2011. The increase resulted largely from commodity cost increases in certain departments such as coffee and increased inventory investments in new product assortments and faster growing categories to support our overall sales growth.

On a trailing four quarter basis for the period ended January 29, 2012, the Company’s return on assets was 17.6%, return on invested capital, excluding excess cash, was 25.7%, and return on equity was 40.5%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our calculations of these financial return measures.

Growth and Development

During the fourth quarter of fiscal 2011, the Company opened six new stores and as of January 29, 2012, the Company operated 113 stores in 21 states.

The Company recently signed leases for three new stores in: West Chester, OH; Daphne, AL; and Roseville, CA, our first store lease in the state of California, during the period ended January 29, 2012. These stores are currently scheduled to open during or after fiscal 2012.

The following table provides additional information about the Company’s real estate and store opening activities through the fourth quarter of fiscal 2011 and leases announced as signed as of January 29, 2012 for stores scheduled to open during or after fiscal 2012.

	Opened As of	Current
Store Information	January 29, 2012	Leases Signed (1)
Number of new leased stores	11	14
Number of relocations	2	1
Number of ground leases and owned properties	2	3
Average capital cost per store opened fiscal 2011 (2)	$5.0 million
Average store size (gross square feet)	21,088
Total rentable square footage	2.4 million

Note 1: The Company may also be party from time to time to other leases and real estate transactional documents that it has not yet announced. The Company’s website sets forth the most current list of announced leases and stores that are coming soon.

Note 2: Net of capital contributions, if any, received from Landlords, and including building costs but excluding cost of land for owned stores.

Fiscal 2012 Outlook

For fiscal 2012, management expects the Company to:

•	Open 14 to 16 new stores, with a majority of the stores opening in the second half of the year
•	Relocate one store and remodel two stores
•	Spend approximately $95 million to $105 million in capital expenditures, primarily related to real estate investments
•	Increase comparable store sales 4% to 6%
•	Increase operating margin, as a percentage of sales, by 10 to 30 basis points primarily through gross margin expansion as the Company makes operating expense investments related to its growth plans, especially its west coast expansion
•	Generate diluted earnings per share of $1.26 to $1.31 assuming an anticipated effective tax rate of 37.5% versus an effective rate of 36.6% in fiscal 2011

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company regularly uses non-GAAP financial measures internally to review the Company’s financial results and evaluate its business operations. Therefore, the Company has also provided adjusted selling, general and administrative expenses, adjusted operating income, adjusted net income and related adjusted earnings per share, which are non-GAAP financial measures, in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company’s initial public offering and related conversion to a taxable C-corporation, as well as pro forma income taxes as if the Company had been taxed as an S-corporation during the period from February to November 2010. The Company believes that the presentation of adjusted selling, general and administrative expenses, adjusted operating and net income, and the related adjusted earnings per share, facilitates an understanding of the Company’s operations without the one-time impact associated with the initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in the supplemental schedules to this press release.

Presentation of Fiscal 2010 Results on a Recast Basis

On June 14, 2011, the Company furnished a Schedule of Unaudited Financial and Operational Data on a recast basis for each of the thirteen week periods ended May 2, 2010, August 1, 2010, October 31, 2010 and January 30, 2011, which was included in Exhibit 99.1 and attached to the Form 8-K. The Schedule of Unaudited Financial and Operational Data for the recast thirteen week periods included financial information, including pro forma financial information, prepared in accordance with GAAP, as well as financial information that was adjusted, and presented on a non-GAAP basis, as described in the Schedule. The Company’s use of non-GAAP financial measures and its presentation of financial information on an adjusted basis were discussed in Exhibit 99.1. We consider such information and explanations necessary for an understanding of the financial statements and as a result the Company has recast its fourth quarter and full year fiscal 2010 results so that these periods correspond to the same thirteen and fifty-two week periods comprising the fourth quarter and full year for fiscal 2011.

2011 Fourth Quarter Earnings Conference Call

The Company will host a conference call today at 9:00 a.m. Eastern Time hosted by President and Chief Executive Officer, Craig Carlock and Executive Vice President and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 852-2928. Any interested party will also have the opportunity to access the call via the Internet at www.thefreshmarket.com. To listen to the live call via our website, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.thefreshmarket.com.

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of March 6, 2012, the Company operates 115 stores in 21 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs and involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause or contribute actual results to differ materially from any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter and fiscal year; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between leases execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, those involved in the construction of our new store locations and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

*         *         *         *         *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

	For the Thirteen Weeks Ended (1)		For the Fifty-Two Weeks Ended (1)		For the Year Ended
	January 29,	January 30,	January 29,	January 30,	December 31,
	2012	2011 (2)	2012	2011 (2)	2010 (3)

Sales	$320,772	$275,794	$1,108,035	$980,403	$974,213
Cost of goods sold	212,654	184,261	741,184	659,344	654,986
Gross profit	108,118	91,533	366,851	321,059	319,227

Operating expenses:
Selling, general and administrative expenses	68,959	87,200 (4)	247,047	245,955 (4)	244,378	(4)
Store closure and exit costs	99	129	437	775	792
Depreciation	9,804	8,809	36,485	33,483	33,122
Income from operations	29,256	(4,605) (4)	82,882	40,846 (4)	40,935	(4)
Other (income) expenses:
Interest expense	408	477	1,858	2,209	2,374
Other income, net	-	(6)	(2)	(171)	(170)
	408	471	1,856	2,038	2,204
Income before provision for income taxes	28,848	(5,076)	81,026	38,808	38,731
Provision for income taxes
Recognition of net deferred tax liabilities upon C-corporation conversion (5)	-	19,125	-	19,125	19,125
Tax provision (benefit)	10,590	(1,952)	29,631	(1,655)	(3,309)

Net income (loss)	$18,258	$(22,249)	$51,395	$21,338	$22,915

Net income (loss) per share:
Basic and diluted	$0.38	$(0.46)	$1.07	$0.44	$0.48

Weighted average common shares outstanding:
Basic	48,028,029	47,991,045	48,002,273	47,991,045	47,991,045

Diluted	48,174,636	47,991,045	48,137,519	48,014,349	48,059,882

Dividends declared per common share (6)	$-	$0.17	$-	$0.83	$1.00

Adjusted Data: (7)
Net (loss) income		$(22,249)		$21,338
Share-based compensation expense, net of tax (4)		17,575		17,575
Recognition of net deferred tax liabilities upon C-corporation conversion (5)		19,125		19,125
Pro forma tax provision (8)		–		(16,827)
Adjusted net income		$14,451		$41,211

Adjusted net income per share
Basic and diluted		$0.30		$0.86

Shares used in computation of adjusted net
income per share,
Basic		47,991,045		47,991,045

Diluted		48,084,262		48,014,349

The Fresh Market, Inc.

Notes to Consolidated Statements of Income

(1)	On January 26, 2011, our Board of Directors approved a change in our fiscal year-end from December 31 of each year to the last Sunday in January of each year, commencing with the Company's 2011 fiscal year, which started January 31, 2011 and ended January 29, 2012.

(2)	For comparative purposes, we have presented the selected consolidated statements of income results for the thirteen and fifty-two week period ended January 30, 2011, which is not covered by the auditors' report. See Form 8-K, as of June 14, 2011, for the Schedule of Unaudited Financial and Operational Data on a recast basis for each of the thirteen week periods ended May 2, 2010, August 1, 2010, October 31, 2010 and January 30, 2011, which was included in Exhibit 99.1.

(3)	The consolidated statements of income for the year ended December 31, 2010 has been derived from the audited consolidated financial statements included in our Form 10-K at December 31, 2010, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

(4)	In November 2010, we recorded share-based compensation and related payroll tax expenses of $28.8 million or $17.6 million, net of tax, in connection with our initial public offering.

(5)	In November 2010, we recorded a $19.1 million charge to recognize a net deferred tax liability resulting from our conversion from an S-corporation to a C-corporation in connection with our initial public offering.

(6)	Dividends declared per common share represent dividends declared and paid prior to the Company's initial public offering. The Company currently expects to retain future earnings for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future.

(7)	In addition to reporting the consolidated financial results in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, the Company is also presenting results on an "adjusted" basis in order for the comparable period ended January 30, 2011 to exclude the impact of certain initial public offering related charges and the tax effect of converting from an S-corporation to a C-corporation in connection with our initial public offering. These measures are not in accordance with, or an alternative to, U.S. GAAP. Adjusted results are non-GAAP financial measures. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. We believe that the presentation of the adjusted consolidated financial results facilitates an understanding of our operations without the one-time impact associated with the initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

(8)	The Company had historically been treated as an S-corporation for U.S. federal income tax purposes. As a result, the Company's income had not been subject to U.S. federal income taxes or state income taxes in those states where S-corporation status was recognized. In general, the corporate income or loss from the S-corporation was allocated to its stockholders for inclusion in their federal income tax returns and state income tax returns in those states where S-corporation status was recognized. The Company terminated its S-corporation election in November 2010 in connection with its initial public offering and converted to a C-corporation and became subject to additional entity-level taxes that are reflected in the consolidated financial statements. The pro forma tax provision reflects combined federal and state income taxes on a pro forma basis, as if the Company had been treated as a C-corporation for the entire period, using a blended statutory federal and state income tax rate of approximately 39.1% for the thirteen and fifty-two weeks ended January 30, 2011. The tax rate reflects the sum of the federal statutory rate and a blended state rate based on the Company's calculation of income apportioned to each state for each period.

The preceding information provides a tabular presentation of the non-GAAP financial measures including a reconciliation to U.S. GAAP net income, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

The Fresh Market, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	January 29,	January 30,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$10,681	$7,867
Accounts receivable, net	4,550	1,296
Inventories	37,796	31,141
Prepaid expenses and other current assets	5,595	5,306
Deferred income taxes	4,445	6,109

Total current assets	63,067	51,719

Property and equipment:
Land	5,451	1,685
Buildings	15,077	-
Store fixtures and equipment	237,678	206,909
Leasehold improvements	141,391	109,203
Office furniture, fixtures, and equipment	10,175	8,735
Automobiles	1,211	1,007
Construction in progress	14,347	17,042

Total property and equipment	425,330	344,581
Accumulated depreciation	(168,518)	(139,427)

Total property and equipment, net	256,812	205,154
Other assets	3,461	1,984

Total assets	$323,340	$258,857

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$34,788	$25,398
Accrued liabilities	46,354	41,040

Total current liabilities	81,142	66,438

Long-term debt	64,000	81,850
Closed store reserves	1,969	2,145
Deferred income taxes	31,053	23,293
Other long-term liabilities	18,260	13,054

Total noncurrent liabilities	115,282	120,342

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	-	-
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,040,083 and 47,991,045 shares issued and outstanding at January 29, 2012 and January 30, 2011, respectively	481	481
Additional paid-in capital	98,622	95,852
Accumulated other comprehensive loss – interest rate swaps	-	(674)
Retained earnings (accumulated deficit)	27,813	(23,582)

Total stockholders' equity	126,916	72,077

Total liabilities and stockholders' equity	$323,340	$258,857

The Fresh Market, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Fifty-Two Weeks Ended
	January 29,	January 30,
	2012	2011
Operating activities

Net income	$51,395	$21,338

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,692	33,533
Impairments and loss on disposal of property and equipment	130	839
Share-based compensation associated with equity awards	2,269	556
Share-based compensation associated with liability awards	-	29,420
Excess tax benefits from share-based compensation	(289)	-
Deferred income taxes	9,424	17,184
Change in assets and liabilities:
Accounts receivable	(3,367)	(608)
Inventories	(6,655)	(2,666)
Prepaid expenses and other assets	(917)	(1,295)
Accounts payable	9,390	1,130
Accrued liabilities and other long-term liabilities	10,439	13,553
Net cash provided by operating activities	108,511	112,984

Investing activities
Purchases of property and equipment	(87,513)	(45,848)
Proceeds from sale of property and equipment	221	57
Net cash used in investing activities	(87,292)	(45,791)

Financing activities
Borrowings on revolving credit note	450,782	323,046
Payments made on revolving credit note	(468,632)	(345,534)
Debt issuance costs	(1,056)	-

Proceeds from issuance of common stock pursuant to employee stock stock purchase plan	62	-
Excess tax benefits from share-based compensation	289	-
Payments on withholding tax on restricted stock unit vesting	(367)	-
Proceeds from exercise of share-based compensation awards	517	-
Equity issuance costs	-	(4,815)
Distributions to stockholders	-	(39,912)
Net cash used in financing activities	(18,405)	(67,215)

Net increase (decrease) in cash and cash equivalents	2,814	(22)
Cash and cash equivalents at beginning of year	7,867	7,889

Cash and cash equivalents at end of year	$10,681	$7,867

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,591	$2,280

Cash paid during the year for taxes	$15,166	$509

The Fresh Market, Inc.

Reconciliation of Adjusted Consolidated Statement of Income Items (1)

(unaudited)

	For the Thirteen Weeks Ended January 30 (2)
	Reported 2011	Accounting Items 2011	Adjusted 2011
Sales	$275,794	$-	$275,794
Cost of goods sold	184,261	-	184,261
Gross profit	91,533	-	91,533
Selling, general and administrative expenses	87,200	(28,821)	58,379
Store closure and exit costs	129	-	129
Depreciation	8,809	-	8,809
(Loss) income from operations	(4,605)	28,821	24,216
Interest expense	477	-	477
Other (income), net	(6)	-	(6)
(Loss) income before provision for income taxes	(5,076)	28,821	23,745
Recognition of net deferred tax liabilities upon C-corporation conversion	19,125	(19,125)	-
Tax (benefit) provision	(1,952)	11,246	9,294
Net (loss) income	$(22,249)	$36,700	$14,451

	For the Fifty-Two Weeks Ended January 30 (2)
	Reported 2011	Accounting Items 2011	Adjusted 2011
Sales	$980,403	$-	$980,403
Cost of goods sold	659,344	-	659,344
Gross profit	321,059	-	321,059
Selling, general and administrative expenses	245,955	(28,821)	217,134
Store closure and exit costs	775	-	775
Depreciation	33,483	-	33,483
Income from operations	40,846	28,821	69,667
Interest expense	2,209	-	2,209
Other (income), net	(171)	-	(171)
Income before provision for income taxes	38,808	28,821	67,629
Recognition of net deferred tax liabilities upon C-corporation conversion	19,125	(19,125)	-
Pro-forma taxes	-	16,827	16,827
Tax (benefit) provision	(1,655)	11,246	9,591
Net income	$21,338	$19,873	$41,211

The Fresh Market, Inc.

Notes to Reconciliation of Adjusted Consolidated Statement of Income Items (1)

(unaudited)

(1)	In addition to reporting the consolidated financial results in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude the impact of certain IPO related charges and the tax effect of converting from an S-corporation to a C-corporation in connection with the IPO. These measures are not in accordance with, or an alternative to, U.S. GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures to review the Company's financial results and evaluate its business operations.

(2)	For comparative purposes, we have presented the selected consolidated statements of income results for the thirteen and fifty-two week period ended January 30, 2011, which is not covered by the auditors' report. See Form 8-K, as of June 14, 2011, for the Schedule of Unaudited Financial and Operational Data on a recast basis for each of the thirteen week periods ended May 2, 2010, August 1, 2010, October 31, 2010 and January 30, 2011, which was included in Exhibit 99.1.

The preceding information is a tabular presentation of the non-GAAP financial measures including a reconciliation to U.S. GAAP net income, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

The Fresh Market, Inc.

Calculation of Return Metrics (1)

(unaudited)

Return Metrics - Trailing Four Quarters	January 29, 2012 Calculated Using GAAP Net Income (2)	January 30, 2011 Calculated Using Adjusted Net Income (3)
Return on assets (4)	17.6%	16.9%
Return on invested capital (5)	25.7%	24.2%
Return on equity (6)	40.5%	57.2%

(1)	The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis giving effect to the recasting of 2010 quarters as a result of the Company's change in its fiscal year-end.

(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)	The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the press release to which this schedule is attached for a discussion and summary reconciliation of adjusted net income to net income determined in accordance with GAAP, as well as the schedule “Reconciliation of Adjusted Income Statement Items” also attached to the press release for a detailed reconciliation of net income to adjusted net income.

Trailing four quarters ended January 30, 2011

Net income	$21.3
Share-based compensation expense (net of tax)	17.6
Deferred tax adjustment	19.1
Pro forma income taxes	(16.8)
Adjusted net income	$41.2

(4)	Net Income/Average Assets (for the column which presents metrics calculated using net income)and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).

(5)	(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using net income) and (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income).

(6)	Net Income/Ending Equity (for the column which presents metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

In addition to reporting return metrics derived from measures prepared in accordance with GAAP, the Company provides return metrics derived from adjusted net income. The Company has utilized adjusted net income, which is a non-GAAP measure, for purposes of calculating these return metrics in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company's initial public offering and related conversion to a taxable C-corporation, as well as pro forma income taxes as if the Company had been taxed as a C-corporation during the entire period presented. The Company believes that the use of adjusted net income to calculate these return metrics facilitates an understanding of the Company's operations without the one-time impact associated with the initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in footnote 3 above.